UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 7, 2008

Otelco Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-32362	52-2126395
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

505 Third Avenue East, Oneonta, AL 35121
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (205) 625-3574

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Stock Purchase Agreement

On August 7, 2008, Otelco Inc. (“Otelco”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Country Road Communications LLC (the “Seller”), pursuant to which, upon the terms and subject to the conditions set forth in the Stock Purchase Agreement, Otelco will purchase all of the outstanding capital stock of Pine Tree Holdings, Inc., Granby Holdings, Inc. and War Holdings, Inc. (each a “Company” and together the “Companies”). The purchase price is $101,329,000, subject to adjustment as provided in the Stock Purchase Agreement.

The Stock Purchase Agreement contains customary representations, warranties and covenants, including, among others, covenants that the Companies will conduct business in the ordinary course during the pre-closing period and that neither the Seller, nor any Company, will solicit or consider any other proposals relating to any acquisition or purchase of the Companies.

Consummation of the stock purchase is subject to customary conditions, including, among others: (i) Otelco obtaining debt financing to pay the purchase price; (ii) approval of the transaction by the Federal Communications Commission, and relevant state regulatory commissions; (iii) the absence of any judgments or orders prohibiting the stock purchase; and (iv) the accuracy of Seller’s representations and warranties and the absence of a material adverse effect on the Companies.

The Stock Purchase Agreement may be terminated by mutual agreement of Otelco and Seller, or by each of them if the transaction has not closed on or before December 31, 2008.

The foregoing description of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference. A copy of the related press release issued by Otelco is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Stock Purchase Agreement, dated as of August 7, 2008, between Country Road Communications LLC and Otelco Inc.

99.1	Press Release of Otelco dated August 7, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OTELCO INC.
(Registrant)
Date: August 7, 2008
	By:	/s/ Curtis L. Garner, Jr.
Name: Curtis L. Garner, Jr.
Title: Chief Financial Officer